News Release                                         XOMA



XOMA Investor/Media Contacts:                 Diversa Investor/Media Contacts:
Laura Zobkiw                                          Hillary Theakston
Corporate/Investor Communications                     Investor Relations
Tel: (510) 204-7200                                   Tel: (858) 526-5121

                                                      Jason Spark for Diversa
                                                      Atkins + Associates
                                                      (858) 527-3491


        XOMA AND DIVERSA SIGN LICENSE AND ANTIBODY DEVELOPMENT AGREEMENT

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BERKELEY, CA and SAN DIEGO, CA - January 6, 2004 - XOMA Ltd. (Nasdaq: XOMA) and
Diversa Corporation (Nasdaq: DVSA) today announced that they have entered into a licensing and product development agreement. Under the terms of the agreement, Diversa will receive a license to use XOMA's antibody expression technology for developing antibody products independently and with collaborators, and an option to a license for the production of antibodies under the XOMA patents. XOMA will receive a license fee and potential future milestone and royalty payments. Under the terms of the development portion of the agreement, XOMA and Diversa will combine their respective capabilities to discover and develop antibodies for autoimmune-related diseases. Diversa will receive research funding and is entitled to receive milestones and royalties on any drugs developed under the agreement.

"We are excited to announce this relationship with Diversa," said John L. Castello, XOMA's chairman, president and chief executive officer. "Their ability to generate and optimize antibodies against challenging targets and to improve antibody performance is a valuable capability. XOMA's bacterial cell expression technology, in turn, is a valuable asset for Diversa's antibody discovery program."

"We are pleased by this new agreement with XOMA, a company that has demonstrated its ability to successfully develop protein therapeutics and bring them to market," stated Jay M. Short, Ph.D., President and Chief Executive Officer of Diversa Corporation. "This advances our pharmaceutical strategy for establishing drug development partnerships in areas other than anti-infectives, which we are focused on developing internally."

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News Release                                                    XOMA


About Diversa's Antibody Building System (ABS)

Diversa's Antibody Building System is designed to deliver superior antibodies by generating new antibodies against challenging targets and improving suboptimal antibodies. To create new antibodies, Diversa utilizes its synthetic antibody library of over a billion clones as a basis for generating antibodies against both traditional and refractory targets, as well as for creating agonistic antibodies. In addition to this de novo antibody generation, Diversa's Medicinal Evolution capabilities can be applied to engineer existing antibodies to meet specific criteria including stability, solubility, and affinity.

About XOMA's Cell Expression System

XOMA's Bacterial Cell Expression System is a flexible package of complementary technologies, materials, methods and know-how that provides many of today's leading biotechnology companies and XOMA collaborators with the ability to produce antibodies in bacteria for use as therapeutics and medical diagnostics, as well as for drug discovery, lead optimization and research purposes. The value of XOMA's Bacterial Cell Expression System's ability to produce a wide variety of immunoglobulins is well recognized, as evidenced by the fact that more than 25 companies currently hold a license for expression of molecules in bacteria.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, Diversa has formed alliances and joint ventures with market leaders, such as BASF, The Dow Chemical Company, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa's website: www.diversa.com.

About XOMA

XOMA develops and manufactures antibody and other protein-based biopharmaceuticals for disease targets that include cancer, immunological and inflammatory disorders, and infectious diseases. XOMA's programs include collaborations with Genentech, Inc. on the RAPTIVA(TM) antibody for psoriasis (marketed), psoriatic arthritis (Phase II) and other indications; with Millennium Pharmaceuticals, Inc. on a recombinant protein, MLN 2222, for reducing the incidence of post-operative events in coronary artery bypass graft surgery patients employing cardiopulmonary bypass (Phase I); and with Alexion Pharmaceuticals, Inc. on a c-MPL agonist antibody to treat chemotherapy-induced thrombocytopenia.

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News Release                                                    XOMA


Bactericidal/permeability-increasing protein (BPI)-derived programs include NEUPREX(R) in a Phase I/II study to limit complications following pediatric cardiopulmonary bypass surgery, and XMP.629, a topical formulation of a BPI-derived compound for acne (Phase I). Other development programs focus on antibodies and other compounds developed by XOMA for the treatment of cancer and retinopathies. For more information about XOMA's pipeline and activities, please visit XOMA's website at http://www.xoma.com/.


Diversa Forward-Looking Statements

Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to possible products developed under the agreement with XOMA or independently or with collaborators, the receipt of additional payments for products developed under the agreement, the establishment of drug development partnerships, and the ability of Diversa's Antibody Building System to generate new antibodies and to improve antibodies, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa's new and uncertain technologies, risks associated with Diversa's dependence on patents and proprietary rights, risks associated with Diversa's protection and enforcement of its patents and proprietary rights, risks associated with XOMA's technologies and intellectual property, Diversa's dependence on existing collaborations, Diversa's ability to maintain the agreement with XOMA, the ability of Diversa to commercialize products using Diversa's technologies and/or the technologies licensed by Diversa under the agreement with XOMA, the development or availability of competitive products or technologies, and the future ability of Diversa to enter into and/or maintain collaboration and joint venture agreements,. Certain of these factors and others are more fully described in Diversa's filings with the Securities and Exchange Commission, including, but not limited to, Diversa's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.


Re: XOMA

Certain statements contained herein related to product development, licensing or collaborative arrangements or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These and other risks, including those related to the results of discovery research and pre-clinical testing, the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data), changes in the status of the existing collaborative relationships, the ability of collaborators and other partners to meet their obligations, market demand for products, scale up and marketing capabilities, competition, international operations, share price volatility, XOMA's financing needs and opportunities, uncertainties regarding the status of biotechnology patents, uncertainties as to the cost of protecting intellectual property and risks associated with XOMA's status as a Bermuda company, are described in more detail in the Company's most recent annual report on Form 10-K and in other SEC filings.

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